SECURITIES AND EXCHANGE COMMISSION
	 WASHINGTON, D.C.  20549



	____________________



	FORM 8-K /A

     CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of Earliest Event Reported): May 29, 2001


     LEGG MASON, INC.
(Exact Name of Registrant as Specified in its Charter)


     Maryland                  1-8529        52-1200960
(State or Other Jurisdiction (Commission   (IRS Employer
     of Incorporation)         File No.)   Identification No.)


  100 Light Street, Baltimore, Maryland          21202
  (Address of Principal Executive Office)      (Zip Code)

Registrant's Telephone Number, Including Area Code:    (410) 539-0000

			     Not Applicable
(Former name or former address, if changed since last report)

 This filing on Form 8-K/A amends and restates the contents and exhibits of two earlier Form 8-K reports that were filed by Legg Mason, Inc. (the "Company") on May 30, 2001. The EDGAR filing service vendor for the Company inadvertently and erroneously filed via electronic transmission a Form 8-K which included draft versions of a press release and analyst presentation. When the error was brought to its attention, the service vendor filed a subsequent Form 8-K which included the final version of the press release, but did not note that the earlier
Form 8-K was incorrect.

 To avoid any confusion, the Company is filing this amendment which includes the materials intended to be filed by the Company. Investors should disregard in their entirety the two reports on Form 8-K previously filed on May 30, 2001.

Item 5. Other Events and Regulation FD Disclosure

On May 29, 2001, the Company issued
a press release regarding the execution of an agreement to acquire all of the ownership interests in Private Capital
Management, L.P. A copy of the final press release is attached hereto as Exhibit 99 and is incorporated herein by reference.


Item 7. Financial Statements and Exhibits

	(a)     Financial statements of businesses acquired.
		Not applicable.

	(b)     Pro forma financial information.
		Not applicable.

	(c)     Exhibits.

		99      Press Release of Legg Mason, Inc.
			dated May 29, 2001.

		       SIGNATURES


Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


			LEGG MASON, INC.


Date:  May 30, 2001    By:      /s/ Robert F. Price
				Robert F. Price
				Senior Vice President, General
				Counsel and Secretary

EXHIBIT INDEX



Exhibit

99      Press Release of Legg Mason, Inc. dated May 29, 2001

						Exhibit 99

FOR IMMEDIATE RELEASE           For further information:
				Elisabeth N. Spector
				Senior Vice President
				410-539-0000


	LEGG MASON TO TRIPLE WEALTH MANAGER REVENUES
Agreement with Private Capital Management will also add
		over $8 Billion AUM

Baltimore, Maryland  May 29, 2001  Legg Mason, Inc.
(NYSE: LM) and Private Capital Management, L.P. ("PCM") announced today that they have entered into a definitive agreement whereby Legg Mason will acquire PCM, a leading high net worth manager known for its long-term record of consistently superior investment performance, in a cash transaction. Based upon the Financial Accounting Standards
Board's proposed statements on business combinations and goodwill and intangible assets as well as additional tentative decisions they have published, the transaction is expected to be meaningfully accretive to Legg Mason's reported earnings per share in the first year of operation.

Headquartered in Naples, Florida, PCM is an independent, privately owned investment management firm with over $8 billion in equity assets under management for approximately 1,500 high net worth individuals, families, endowments, foundations and selected institutions. Since December 31, 1986, PCM has achieved a 24% compound annual rate of return by consistently applying a highly intensive, research-focused investment process that concentrates on small- and mid-cap U.S. equity securities. Over the five calendar years ended December 31, 2000, its revenues have grown at a compound annual rate of 48% and its assets under management have grown at a compound annual rate of 50%.

Originally established to manage money for the Collier family, PCM is a limited partnership owned by its co-founder, Miles Collier, and by its two operating principals:
Bruce S. Sherman, who co-founded the company with Mr. Collier in 1985 and serves as PCM's chairman and chief executive officer, and Gregg J. Powers, president. Under the terms of the agreement announced today, PCM will become a wholly owned subsidiary of Legg Mason and will continue to be managed by its principals, both of whom will stay in place under long-term employment agreements. Consistent with Legg
Mason's longstanding practice, there will be no management or other organizational changes as a result of the transaction.

Raymond A. "Chip" Mason, chairman and chief executive officer of Legg Mason, commented, "We are delighted that PCM is joining Legg Mason. In our opinion, Bruce Sherman and Gregg Powers, together with the rest of the PCM management team, are some of the most talented individuals in the wealth advisory business and will enable us to significantly further our strategic objectives in wealth management. We look forward to working with them for a long time."

Mr. Sherman and Mr. Powers, in a joint statement, said, "We are most pleased that PCM will be partnering with such an outstanding financial services organization as Legg Mason.
In our desire and efforts to build upon PCM's strong investment performance, we have sought an association that will expand our ability to provide individual client service. Of paramount importance in our selection of Legg Mason was their understanding of, respect for, and commitment to our investment process, so that there will be absolutely no change in our investment philosophy or discipline."

Under the terms of the agreement announced today, Legg Mason will pay $682 million in cash for PCM and its affiliated entities at closing, which represents a 9 times multiple of the current EBIT run rate. The transaction also includes two contingent "earnout" payments based on PCM's growth as of the third and fifth anniversaries of closing. The aggregate transaction price payable by Legg Mason is capped at $1.382 billion. Legg Mason expects to raise a portion of the purchase price in the capital markets.

A conference call to discuss the transaction will be held at 11:00 a.m. EDT tomorrow morning. The call will be open to the general public. Interested participants should access the call by dialing 1-877-692-2137 (or 1-973-628-9554 for international calls) at least 10 minutes prior to the scheduled start to ensure connection. The presentation materials as well as audio access to the call will be accessible through Legg Mason's website at www.leggmason.com. For those unable to listen to the live broadcast of the conference call, a replay will be available on the Legg
Mason website or by dialing 1-877-519-4471 (or 1-973-341-3080 for international calls) and using the Pin number 2631761 after the completion of the live call.

Legg Mason, Inc., headquartered in Baltimore, is a holding company that provides asset management, securities brokerage, investment banking and related financial services through its subsidiaries. As of March 31, 2001, Legg Mason had aggregate assets under management of $139.9 billion, and its wealth manager subsidiaries and affiliate managed or supervised assets of $7.1 billion (excluding any assets related to either the holding company or its principal brokerage subsidiary, Legg Mason Wood Walker, Incorporated).

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see Legg Mason's Annual Report on Form 10-K for the fiscal year ended March 31, 2000 and its Quarterly Reports on Form 10-Q.